                                                                    EXHIBIT 99.3



Report of Independent Public Accountants on Financial Statement Schedule

To ChoicePoint Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in ChoicePoint Inc.'s annual report to shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated February 16, 2001. We did not audit the 1999 and 1998 consolidated financial statements of DBT Online, Inc. and subsidiaries, a company acquired during 2000 in a transaction accounted for as a pooling of interests as discussed in Note 2. Such statements are included in the consolidated financial statements of ChoicePoint Inc. and reflect total assets of 20% as of December 31, 1999 and total revenue of 15% and 13% for each of the years in the two-year period ended December 31, 1999 of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for DBT Online, Inc. and subsidiaries is based solely on the report of the other auditors. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the index is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 16, 2001